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                                                               FILE NO. 70-9549

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                       FORM U-1 APPLICATION - DECLARATION

                             UNDER SECTION 3(b) AND

            RULE 10 OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                  --------------------------------------------

                              UTILICORP UNITED INC.

                              20 West Ninth Street
                              Kansas City, MO 64105

                (Name of the company filing this application and
                   address of its principal executive office)

                  ---------------------------------------------

                                  Jon R. Empson
                              Senior Vice-President
                              UtiliCorp United Inc.
                              20 West Ninth Street
                              Kansas City, MO 64105


                     (Name and address of agent for service)

Please also submit copies of all correspondence to:

                              M. Douglas Dunn, Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                            One Chase Manhattan Plaza
                               New York, NY 10005

                             Leslie J. Parrette, Jr.
                      Blackwell Sanders Peper Martin L.L.P.
                               Two Pershing Square
                          2300 Main Street - Suite 1100
                           Kansas City, Missouri 64108


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ITEM 4.    REGULATORY APPROVAL.

           No regulatory approval other than that of the Commission under
Section 3(b) is required.

ITEM 6.    EXHIBITS.

           The following exhibits were originally physically filed with respect to the foreign investments. They are converted here to be a part of the electronic filings and are hereby filed as a part of this application-declaration:

           EXHIBIT 1       Form of Notice*

           EXHIBIT 2       Opinion of counsel

           EXHIBIT 3-1     Missouri Public Service Commission Letter

           EXHIBIT 3-2     Iowa Utilities Board Letter

           EXHIBIT 3-3     Order of Public Service Commission of West Virginia

           EXHIBIT 3-4     State of Colorado, Public Utilities Commission Letter

           EXHIBIT 3-5     Kansas Corporation Commission Letter

           EXHIBIT 3-6     Order of Minnesota Public Utilities Commission

           EXHIBIT 3-7     Order of Michigan Public Service Commission

           EXHIBIT 3-8     South Dakota Public Utilities Commission Letter

*    Previously filed

Dated: November 19, 1999

                       Respectfully submitted,

                       UTILICORP UNITED INC.


                       By:   /s/ Jon R. Empson
                             ---------------------
                             Jon R. Empson
                             Senior Vice-President